Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Umpqua Holdings Corporation and Subsidiary of our report dated February 15, 2013, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of Umpqua Holdings Corporation and Subsidiary, which report appears in the Form 10-K of Umpqua Holdings Corporation and Subsidiary for the year ended December 31, 2012.

/s/ Moss Adams LLP

Portland, Oregon

May 2, 2013